Filed Pursuant to Rule 433
                                                         File No.: 333-130174-01

April 26, 2007

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated April 11, 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated April 13, 2007 (the "April 13 FWP")

GE Commercial Mortgage Corporation Commercial Mortgage Pass-Through Certificates Series 2007-C1 - $3.95B** NEW ISSUE CMBS - Structural and Collateral Update

Note Regarding Cut-off Date
---------------------------

The Cut-off Date will now be May 1, 2007 (or, with respect to Loan Nos. 1 and 16, May 5, 2007). As a result of this change, the Cut-off Date balances, ratios and remaining term descriptions on Annex A-1 and throughout the prospectus supplement will be adjusted accordingly.

Structure Update
----------------

1. Class A-4 Split. The Class A-4FX and Class A-4FL Certificates have been replaced by new Class A-4.

The Class A-4 Certificates will bear a fixed rate and will receive distributions at the same priority level as that described as shared pro rata by the Class A-4FX Certificates and the Class A-4FL Regular Interest in the April 13 FWP. In discussions of the offered certificates throughout the April 13 FWP, the references to the Class A-4FX Certificates and the Class A-4FL Certificates (or the Class A-4FL Regular Interest, as applicable) will change accordingly to be references instead solely to the Class A-4 Certificates.

2. Class X-W. The Class X-W Certificates have been removed from the structure.

3. Structure Summary. Annex A to this Update contains the new anticipated initial Class principal balances and related information with respect to the Certificates.

4. A-AB Schedule. Annex B to this Update contains the Class A-AB Planned Principal Balance Table (Annex A-4 to the April 13 FWP).


The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX A
-------


                                                                                                                Approximate
                                                                                                                  Initial
                                                                                                                   Pass-
                                    Certificate      Approximate                                                  Through
                                    Balance or       Percentage       Approximate                                 Rate as
              S&P      Moody's       Notional          of Pool          Credit                                  of Delivery
  Class         Ratings(1)           Amount(2)         Balance          Support            Rate Type               Date
----------   ------   ---------   ---------------   -------------    -------------    -------------------   -------------------
Offered Certificates
--------------------
 A-1 (4)      AAA        Aaa           68,000,000           1.720%          30.000%        Fixed (5)               %(5)
 A-2 (4)      AAA        Aaa          479,000,000          12.116%          30.000%        Fixed (5)               %(5)
 A-3 (4)      AAA        Aaa          185,000,000           4.679%          30.000%        Fixed (5)               %(5)
 A-AB (4)     AAA        Aaa           54,898,000           1.389%          30.000%        Fixed (5)               %(5)
 A-4 (4)      AAA        Aaa          928,800,000          23.493%          30.000%        Fixed (5)               %(5)
 A-1A (4)     AAA        Aaa        1,051,727,000          26.603%          30.000%        Fixed (5)               %(5)
   X-P        AAA        Aaa        3,861,731,000               NA               NA     Variable Rate (7)          %(7)
  A-MFX       AAA        Aaa          395,346,000          10.000%          20.000%        Fixed (5)               %(5)
  A-JFX       AAA        Aaa          301,453,000           7.625%          12.375%        Fixed (5)               %(5)
    B         AA+        Aa1           39,534,000           1.000%          11.375%        Fixed (5)               %(5)
    C          AA        Aa2           44,477,000           1.125%          10.250%        Fixed (5)               %(5)
    D         AA-        Aa3           39,534,000           1.000%           9.250%        Fixed (5)               %(5)

Private Certificates - Not Offered Hereby(6)
--------------------------------------------
   X-C        AAA        Aaa        3,953,465,462               NA              N/A     Variable Rate (8)          %(8)
  A-MFL       AAA        Aaa              TBD (9)              TBD              TBD      Floating(10)              %(9)
  A-JFL       AAA        Aaa              TBD (9)              TBD              TBD      Floating(10)              %(9)
    E          A+        A1            29,651,000           0.750%           8.500%        Fixed (5)               %(5)
    F          A         A2            24,710,000           0.625%           7.875%        Fixed (5)               %(5)
    G          A-        A3            49,418,000           1.250%           6.625%        Fixed (5)               %(5)
    H         BBB+      Baa1           44,476,000           1.125%           5.500%        Fixed (5)               %(5)
    J         BBB       Baa2           39,535,000           1.000%           4.500%        Fixed (5)               %(5)
    K         BBB-      Baa3           54,360,000           1.375%           3.125%        Fixed (5)               %(5)
    L         BB+        Ba1            9,884,000           0.250%           2.875%        Fixed (5)               %(5)
    M          BB        Ba2           14,825,000           0.375%           2.500%        Fixed (5)               %(5)
    N         BB-        Ba3            9,884,000           0.250%           2.250%        Fixed (5)               %(5)
    O          B+        B1             9,884,000           0.250%           2.000%        Fixed (5)               %(5)
    P          B         B2             9,883,000           0.250%           1.750%        Fixed (5)               %(5)
    Q          B-        B3            14,826,000           0.375%           1.375%        Fixed (5)               %(5)
    T          NR        NR            54,360,462           1.375%           0.000%        Fixed (5)               %(5)





               Weighted
                Average
                 Life             Assumed Final         Principal Start     Principal End
  Class       (years) (3)     Distribution Date (3)       Window (3)         Window (3)
----------   -------------   -----------------------   -----------------   ---------------
Offered Certificates
--------------------
 A-1 (4)              2.76      January 10, 2012                       1                56
 A-2 (4)              4.77       April 10, 2012                       56                59
 A-3 (4)              6.68       March 10, 2014                       80                82
 A-AB (4)             6.90      February 10, 2016                     59               105
 A-4 (4)              9.65      February 10, 2017                    105               117
 A-1A (4)             7.12      February 10, 2017                      1               117
   X-P                  NA             NA                             NA                NA
  A-MFX               9.84       April 10, 2017                      117               119
  A-JFX               9.92       April 10, 2017                      119               119
    B                 9.92       April 10, 2017                      119               119
    C                 9.92       April 10, 2017                      119               119
    D                 9.92       April 10, 2017                      119               119

Private Certificates - Not Offered Hereby(6)
--------------------------------------------
   X-C                 N/A             N/A                                    N/A
  A-MFL                TBD             TBD                           TBD               TBD
  A-JFL                TBD             TBD                           TBD               TBD
    E                 9.92       April 10, 2017                      119               119
    F                 9.92       April 10, 2017                      119               119
    G                 9.92       April 10, 2017                      119               119
    H                 9.92       April 10, 2017                      119               119
    J                 9.92       April 10, 2017                      119               119
    K                10.00        May 10, 2017                       119               120
    L                10.01        May 10, 2017                       120               120
    M                12.32      December 10, 2019                    120               151
    N                12.59      December 10, 2019                    151               151
    O                12.59      December 10, 2019                    151               151
    P                12.59      December 10, 2019                    151               151
    Q                12.59      December 10, 2019                    151               151
    T                12.59      December 10, 2019                    151               151


(1) Ratings shown are those of Standard and Poor's Ratings Services, a division of The McGraw Hill Companies and Moody's Investors Service, Inc., respectively. Ratings shown for the Class A-MFL and Class A-JFL Certificates only reflect the receipt of a fixed per annum rate of interest at a rate equal to [__]%.

(2) As of the delivery date. Subject to a variance of plus or minus 5%.

(3) Based on the maturity assumptions (as defined under "Yield and Maturity Considerations" in the prospectus supplement). As of the delivery date, calculations for the certificates assume no prepayments will be made on the mortgage loans prior to their related maturity dates (or, in the case of the mortgage loan with an anticipated repayment date, the related anticipated repayment date).

(4) For purposes of making distributions to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, the pool of mortgage loans will be deemed to consist of two distinct loan groups, loan group 1 and loan group 2. Loan group 1 will consist of 138 mortgage loans, representing approximately 73.80% of the initial pool balance. Loan group 2 will consist of 60 mortgage loans, representing approximately 26.20% of the initial pool balance. Loan group 2 will include approximately 79.73% of the initial pool balance of all the mortgage loans secured by multifamily properties and approximately 97.01% of the initial principal balance of all the mortgage loans secured by manufactured housing communities.

So long as funds are sufficient on any distribution date to make distributions of all interest on such distribution date to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class X-P and Class X-C Certificates, interest distributions on the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates will be based upon amounts available relating to mortgage loans in loan group 1 and interest distributions on the Class A-1A Certificates will be based upon amounts available relating to mortgage loans in loan group 2. In addition, generally, the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates will be entitled to receive distributions of principal collected or advanced only in respect of mortgage loans in loan group 1 until the certificate balance of the Class A-1A Certificates has been reduced to zero, and the Class A-1A Certificates will be entitled to receive distributions of principal collected or advanced only in respect of mortgage loans in loan group 2 until the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates and the principal balance have been reduced to zero. However, on and after any distribution date on which the certificate balances of the Class A-MFX through Class T Certificates have been reduced to zero, distributions of principal collected or advanced in respect of the pool of mortgage loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates pro rata without regard to loan groups.

(5) The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A1-A, Class A-MFX, Class A-JFX, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M Class N, Class O, Class P, Class Q and Class T Certificates will each accrue interest as either (i) a fixed rate,
(ii) a fixed rate subject to a cap at the weighted average net mortgage rate,
(iii) the weighted average net mortgage rate or (iv) the weighted average net mortgage rate less a specified percentage.

(6) Not offered by the prospectus supplement. Any information we provide herein regarding the terms of these certificates is provided only to enhance your understanding of the offered certificates.

(7) The Class X-P Certificates will not have a certificate balance and their holders will not receive distributions of principal, but such holders are entitled to receive payments of the aggregate interest accrued on the notional amount of the Class X-P Certificates, as described in the prospectus supplement. The interest rate applicable to the Class X-P Certificates for each distribution date will be as described in the prospectus supplement. See "Description of the Certificates--Pass-Through Rates" in the prospectus supplement.

(8) The Class X-C Certificates are not offered by the prospectus supplement. Any information we provide herein regarding the terms of these certificates is provided only to enhance your understanding of the offered certificates. The Class X-C Certificates will not have a certificate balance and their holders will not receive distributions of principal, but such holders are entitled to receive payments of the aggregate interest accrued on the notional amount of the Class X-C Certificates, as described in the prospectus supplement. The interest rate applicable to the Class X-C Certificates for each distribution date will be as decribed in the prospectus supplement. See"Description of the Certificates--Pass-Through Rates" in the prospectus supplement.

(9) The certificate balance of the Class A-MFL Certificates will be equal to the certificate balance of the Class A-MFL Regular Interest. The certificate balance of the Class A-JFL Certificates will be equal to the certificate balance of the Class A-JFL Regular Interest.

(10) The pass-through rate applicable to the Class A-MFL and Class A-JFL Certificates on each distribution date will be a per annum rate equal to LIBOR plus [___]% or [__]%, respectively. In addition, under certain circumstances described in this prospectus supplement, the pass-through rate applicable to the Class A-MFL or Class A-JFL Certificates may convert to a fixed rate equal to [__]% or [__]% per annum, respectively. The initial LIBOR rate will be determined on May [__], 2007, and subsequent LIBOR rates will be determined two LIBOR business days before the start of the related interest accrual period.

                                     ANNEX B
                      Class A-AB Planned Principal Balance

Distribution Date   Ending Balance ($)   Distribution Date   Ending Balance ($)
-----------------   ------------------   -----------------   ------------------
June 2007                54,898,000.00   November 2011            54,898,000.00
July 2007                54,898,000.00   December 2011            54,898,000.00
August 2007              54,898,000.00   January 2012             54,898,000.00
September 2007           54,898,000.00   February 2012            54,898,000.00
October 2007             54,898,000.00   March 2012               54,898,000.00
November 2007            54,898,000.00   April 2012               54,294,006.37
December 2007            54,898,000.00   May 2012                 53,174,376.35
January 2008             54,898,000.00   June 2012                52,158,890.16
February 2008            54,898,000.00   July 2012                51,021,636.64
March 2008               54,898,000.00   August 2012              49,982,277.16
April 2008               54,898,000.00   September 2012           48,937,702.34
May 2008                 54,898,000.00   October 2012             47,768,877.11
June 2008                54,898,000.00   November 2012            46,713,195.04
July 2008                54,898,000.00   December 2012            45,533,566.89
August 2008              54,898,000.00   January 2013             44,460,134.65
September 2008           54,898,000.00   February 2013            43,386,948.25
October 2008             54,898,000.00   March 2013               41,952,077.02
November 2008            54,898,000.00   April 2013               40,866,298.97
December 2008            54,898,000.00   May 2013                 39,656,712.90
January 2009             54,898,000.00   June 2013                38,559,412.06
February 2009            54,898,000.00   July 2013                37,338,618.87
March 2009               54,898,000.00   August 2013              36,229,681.05
April 2009               54,898,000.00   September 2013           35,115,176.55
May 2009                 54,898,000.00   October 2013             33,877,651.03
June 2009                54,898,000.00   November 2013            32,751,339.06
July 2009                54,898,000.00   December 2013            31,502,329.55
August 2009              54,898,000.00   January 2014             30,502,329.55
September 2009           54,898,000.00   February 2014            29,502,329.55
October 2009             54,898,000.00   March 2014               28,290,510.78
November 2009            54,898,000.00   April 2014               27,155,425.41
December 2009            54,898,000.00   May 2014                 25,900,174.49
January 2010             54,898,000.00   June 2014                24,753,096.15
February 2010            54,898,000.00   July 2014                23,486,180.85
March 2010               54,898,000.00   August 2014              22,326,990.74
April 2010               54,898,000.00   September 2014           21,161,984.92
May 2010                 54,898,000.00   October 2014             19,877,633.34
June 2010                54,898,000.00   November 2014            18,700,338.20
July 2010                54,898,000.00   December 2014            17,404,034.02
August 2010              54,898,000.00   January 2015             16,214,327.83
September 2010           54,898,000.00   February 2015            15,018,652.70
October 2010             54,898,000.00   March 2015               13,479,459.05
November 2010            54,898,000.00   April 2015               12,270,060.54
December 2010            54,898,000.00   May 2015                 10,942,532.58
January 2011             54,898,000.00   June 2015                 9,720,405.03
February 2011            54,898,000.00   July 2015                 8,380,496.80
March 2011               54,898,000.00   August 2015               7,145,514.15
April 2011               54,898,000.00   September 2015            5,904,335.21
May 2011                 54,898,000.00   October 2015              4,545,897.56
June 2011                54,898,000.00   November 2015             3,291,674.80
July 2011                54,898,000.00   December 2015             1,920,550.72
August 2011              54,898,000.00   January 2016                653,154.95
September 2011           54,898,000.00   February 2016                        0
October 2011             54,898,000.00